Exhibit 99.1

               Immersion Notifies Convertible Debenture
                     Holders of Intent to Redeem


    SAN JOSE, Calif.--(BUSINESS WIRE)--July 27, 2007--Immersion Corporation (NASDAQ:IMMR), a leading developer and licensor of touch feedback technology, today announced that it has notified the holders of its 5% Senior Subordinated Convertible Debentures, due in 2009, of its intent to redeem all of the Debentures in full. Approximately $20.07 million of principal and accrued interest is outstanding under the Debentures. Under the terms of the Debentures, once the closing bid price of Immersion's common stock has exceeded $14.053 per share for twenty consecutive trading days, Immersion may redeem the Debentures at the end of a 30-day notice period. Prior to the end of the 30 day period, Debenture holders may elect to convert the principal and accrued interest outstanding into shares of Immersion's common stock at a conversion price of $7.0265 per share. On July 26, 2007, the last reported sale price of the company's common stock on The NASDAQ Stock Market was $16.74 per share.

    About Immersion (www.immersion.com)

    Founded in 1993, Immersion Corporation is a recognized leader in developing, licensing, and marketing digital touch technology and products. Using Immersion's advanced touch feedback technology, electronic user interfaces can be made more productive, compelling, entertaining, or safer. Immersion's technology is deployed across automotive, entertainment, industrial controls, medical training, mobility, and three-dimensional simulation markets. Immersion's patent portfolio includes over 600 issued or pending patents in the U.S. and other countries.

    Forward Looking Statements

    This press release contains "forward-looking statements" that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause the results of Immersion Corporation and its consolidated subsidiaries to differ materially from those expressed or implied by such forward-looking statements.

    All statements, other than the statements of historical fact, are statements that may be deemed forward-looking statements, including any projections of earnings, revenues, or other financial matters; any statements of the plans, strategies, and objectives of management for future operations; any statements regarding an action or inaction regarding redemption or conversion of debentures; any statements regarding future economic conditions or performance; and statements of belief or assumptions underlying any of the foregoing. Immersion's actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with Immersion's business.

    For a more detailed discussion of these factors, and other factors that could cause actual results to vary materially, interested parties should review the risk factors listed in our most current Form 10-Q, which is on file with the U.S. Securities and Exchange Commission. The forward-looking statements in this press release reflect our beliefs and predictions as of the date of this release. We disclaim any obligation to update these forward-looking statements as a result of financial, business, or any other developments occurring after the date of this release.

    Immersion and the Immersion logo are trademarks of Immersion in the U.S. and other countries.


    CONTACT: Immersion Corporation
             Stephen Ambler, +1-408-467-1900
             invest@immersion.com